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MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES REPORTS THIRD QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or MAA, today announced its third quarter earnings results for the three months ended September 30, 2010.

Eric Bolton, Chairman and Chief Executive Officer, said, “Leasing fundamentals throughout our markets continue to improve and generated operating results in the third quarter that exceeded expectations.  As a result, we are once again increasing our FFO earnings guidance for the year.  With improving operating performance from our existing portfolio, along with growing contribution from the attractive new investments we are making, MAA is well positioned for good FFO growth as we head into 2011.”

Net income available for common shareholders for the quarter ended September 30, 2010 was $3.5 million, or $0.11 per diluted common share, as compared to net income available for common shareholders of $3.4 million, or $0.12 per diluted common share, for the quarter ended September 30, 2009.  Net income available for common shareholders for the quarter ended September 30, 2010 included $2.9 million, or approximately $.08 per diluted common share, of non-routine and non-cash charges primarily related to the redemption of original issuance costs for shares of preferred stock.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $29.9 million or $0.84 per diluted share/unit, or per Share, for the quarter ended September 30, 2010, which is $0.05 per Share above the mid-point of management’s guidance range for the quarter.  FFO for the quarter ended September 30, 2009 was $27.4 million, or $0.89 per Share.  Excluding the non-routine and non-cash charges, totaling $2.9 million or $0.08 per Share, FFO per Share for the quarter ended September 30, 2010 was $0.92 per Share.  A reconciliation of FFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of FFO can be found later in this release.

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Second Quarter Highlights
•	Strong operating results produced FFO per Share of $0.84, which was $0.05 per Share ahead of the mid-point of company guidance.
•	Same store physical occupancy at the end of the third quarter was 96.5%, which was 0.5% above the end of the same quarter a year ago.
•
Same store rents for both new and renewing residents continue to increase and were up 2.2% in the third quarter of 2010 as compared to the preceding second quarter.  New customer rents in September were up a strong 9.5% since the first of the year.

•	Same store net operating income for the third quarter of 2010 matched the results for the same quarter in the prior year, nearly 3% better than originally projected.
•	MAA acquired five new high-end properties during the quarter, totaling $145 million.
•
MAA issued a total of $85 million in new equity during the quarter at an average price of $53.46 per share, net of issuance costs, to redeem the remaining portion of the 8.30% Series H Cumulative Redeemable Preferred Stock, or Series H Preferred Stock, and fund acquisition activity.

Third Quarter Same Store Results
Same store operating results include the 131 properties containing 38,233 units that have comparable results for periods presented.

Percent Change From Three Months Ended September 30, 2009 (Prior Year):

					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	0.8%	0.9%	0.7%	0.7%	-2.9%
Secondary	2.4%	3.9%	1.1%	0.2%	-0.8%
Operating Same Store	1.6%	2.4%	0.9%	0.5%	-1.9%
Total Same Store	1.1%	2.4%	0.0%

(1)
Revenue and Net Operating Income, or “NOI,” by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As discussed in the prior quarter, MAA’s roll-out of a new bulk cable program during 2010 requires revenues and expenses related to the program to be reported on a gross basis, whereas the revenues and related expenses for the former cable programs were presented on a net basis in the income statement.  In order to provide more meaningful comparisons, same store performance is presented below with all cable programs netted in revenues, which is consistent with prior presentations.  For clarity in explanation of results, management’s discussions below are based on the comparison with bulk cable netted in revenues.

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Third Quarter Same Store Results
With Bulk Cable Netted in Revenues (consistent with prior presentations)

Percent Change From Three Months Ended September 30, 2009 (Prior Year):

					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	-1.0%	-3.1%	0.7%	0.7%	-2.9%
Secondary	-0.2%	-1.9%	1.1%	0.2%	-0.8%
Operating Same Store	-0.6%	-2.5%	0.9%	0.5%	-1.9%
Total Same Store	-1.1%	-2.5%	0.0%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store NOI for the quarter ended September 30, 2010, matched the results of the same quarter last year.  Revenues declined 1.1% compared to the same quarter a year ago.  Effective rents for the third quarter declined 1.9% compared to the same quarter in the prior year as the remaining leases of the same store portfolio were re-priced to current market levels. Current pricing trends, however, remain strong as the rent levels for new resident leases signed in September 2010 have increased 9.5% compared to the leases signed in January 2010 and rent levels for lease renewals increased 1.7% over the same period, combining for a 6.0% price increase since January 2010.   This continued growth in pricing is expected to produce positive year-over-year revenue performance during the fourth quarter of 2010.  Same store physical occupancy at the end of the third quarter increased 0.5% compared to the same quarter in the prior year, partially offsetting the effective rent decline. Same store property operating expenses for the third quarter of 2010 declined 2.5% compared to the same quarter in the prior year primarily due to lower real estate taxes and insurance expense.

On a sequential basis, compared to the second quarter of 2010 results, same store NOI declined 1.9%.  Same store revenues in the third quarter of 2010 matched the results captured in the second quarter of 2010 with 0.0% change.  Current lease pricing continued to improve during the quarter as overall rental pricing increased 2.2% in the third quarter as compared to leases signed during the second quarter of 2010.  Off-setting this gain was a decline in fee revenue and slightly higher effective vacancy loss as compared to the prior sequential second quarter of 2010 performance.  Property operating expenses increased 2.7% during the third quarter of 2010 compared to the second quarter of 2010, primarily due to seasonal increases in repair and maintenance and utility expenses.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

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Acquisition/Disposition Activity
MAA acquired five new apartment communities during the quarter ended September 30, 2010, totaling 1,377 units at a combined purchase price of approximately $145 million.  One of these acquisition communities, the Venue at Stonebridge Ranch, is expected to be transferred to Mid-America Multifamily Fund II, LLC, or Fund II, during the fourth quarter of 2010.   The weighted average cap rate for the first stabilized year (based on projected property NOI less a 4.0% management fee and $350/unit of capital expenditures) was 6.15% for these acquisitions.

In August, MAA closed on the acquisition of Verandas at Sam Ridley, a 336-unit gated community built in 2009 and located in the Nashville, Tennessee metropolitan statistical area, or MSA.  The community was purchased from the developer and was stabilized at the time of acquisition.

In August, MAA closed on the acquisition of the Hue, a 208-unit upscale mid-rise community completed in 2009 and located in downtown Raleigh, North Carolina.  The community was initially developed as a condominium property and was purchased directly from the construction lender.  MAA expects to complete lease-up of this property in late 2011.

In August, MAA closed on the purchase of Times Square at Craig Ranch, an upscale mid-rise community located in the McKinney submarket of the Dallas, Texas MSA.  The 313-unit community was completed in 2009 and was 50% occupied upon acquisition.  MAA expects to complete the lease-up in late 2011.

In August, MAA closed on the acquisition of La Valencia at Starwood, a new 270-unit high-end community located in the master planned development of Starwood in the north Dallas, Texas MSA.  The community was completed in 2009 and was acquired from the developer following lease-up.

In September, MAA closed on the purchase of the Venue at Stonebridge Ranch, a 250-unit community located in the Dallas, Texas MSA.  The community was developed in 2000, and MAA closed the purchase with plans to transfer the property to Fund II, which is expected to be completed in the fourth quarter of 2010.

These third quarter acquisitions bring MAA’s total purchases for the year to 2,233 units with a combined investment of $214.9 million, of which $41.9 million was purchased for transfer to Fund II upon completion of financing.

Following the anticipated transfer of Venue at Stonebridge Ranch, the total investment for Fund II will be approximately $105 million.  Fund II anticipates acquiring up to $250 million in assets, with MAA retaining a 1/3rd interest and receiving fees for property management, asset management, and acquisitions.

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During the quarter ended September 30, 2010, MAA made an adjustment of $324,000 to the charge related to the planned sale of the Cedar Mill apartments, which was previously announced and is expected to close in early 2011.

Subsequent to the third quarter of 2010, MAA purchased a 39.8 acre parcel of land in the Cool Springs area of Franklin, Tennessee and entered into an agreement with a third party to develop a 428-unit apartment community on the site.

Capital Markets Activity
During the third quarter of 2010, MAA obtained two fixed rate mortgage loans totaling $118 million to fund recent acquisitions, pay down lines of credit and extend interest rate maturities.  In August, MAA obtained the first loan which was a seven year fixed rate mortgage secured by a single property for $29.5 million with an interest rate of 4.11%.  At the end of September, MAA obtained the second loan which was a ten year fixed rate mortgage secured by four recent acquisition properties for $88.9 million with an interest rate of 4.43%.

During the quarter ended September 30, 2010, MAA exhausted its existing at-the-market equity program, or ATM, by issuing 1,039,400 shares of common stock for $55 million, representing an average price of $52.94 (net proceeds after fees).  MAA also issued 551,082 shares of common stock for $30 million, representing an average net price of $54.45, through its Dividend and Distribution Reinvestment and Share Purchase Plan. The proceeds from these issuances during the quarter were used to fund acquisition activity and to redeem the final portion of the outstanding Series H Preferred Stock at par for $77.5 million.  A non-cash charge of $2.6 million, or $0.07 per Share, was recorded in the quarter ended September 30, 2010 related to this transaction.  In August, MAA entered into a new ATM program that provides for the issuance of up to six million additional shares of common stock, which is expected to be used for general corporate purposes, which may include the repayment of existing indebtedness or to fund future acquisitions.

Balance Sheet
MAA’s balance sheet remains strong and well positioned to support additional growth.  As of September 30, 2010, MAA’s ratio of debt-to-total market capitalization was 42% (based on the September 30, 2010 closing stock price of $58.28), with $155 million in existing capacity from current credit facilities and excess cash.  The fixed charge coverage in the third quarter of 2010 was 3.3 times, which is a historic high for MAA and well above the peer group median of 2.5 times.

Total debt of $1.55 billion was outstanding at September 30, 2010 with an average interest rate of 3.7% for the third quarter of 2010.  Approximately 85% of the outstanding balance was fixed or hedged against rising interest rates at quarter end.

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Capital Expenditures
MAA continues its redevelopment program at select communities throughout the portfolio.  During the quarter ended September 30, 2010, 530 units were renovated at an average cost of $3,760 per unit.  The average monthly rent increase achieved on the renovated units was $81 per unit representing a 10.5% increase from the rent level of non-renovated apartment units.  The projected unleveraged internal rate of return on the entire renovation program is approximately 10%.

Recurring capital expenditures totaled $5.5 million for the quarter ended September 30, 2010, approximately $0.15 per Share, resulting in adjusted funds from operations, or AFFO, of $0.77 per Share compared to AFFO of $0.65 per Share for the quarter ended September 30, 2009.  Total property capital expenditures on existing properties were $7.7 million, plus $2.1 million of expenditures on the redevelopment program for the quarter ended September 30, 2010.

A reconciliation of AFFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend Declared
MAA’s Board of Directors voted to continue the quarterly common dividend at the existing annual rate of $2.46 per common share/unit, and declared its 67th consecutive quarterly common dividend to be paid on October 29, 2010 to holders of record on October 15, 2010.

Earnings Guidance Increased
Management now projects full-year same store NOI to decline in the 1% to 2% range, compared to the prior forecast of a 2% to 4% decline.  Same store revenues, with bulk cable netted, are expected to decline in the 0.5% to 1.0% range.  Management expects to maintain same store occupancy levels in the 95% to 96% range and believes pricing trends will continue to show improvement through the remainder of 2010 and into 2011 assuming the economy continues to stabilize and the employment markets begin to recover.  Management expects full year same store total property operating expenses, with bulk cable netted, to increase in the 0% to 1% range.

Management projects wholly-owned acquisitions to range between $200 and $225 million for the current year, with an additional $150 million in acquisitions still expected for Fund II.

For the full year of 2010, management has increased FFO guidance by $0.06 per Share to $3.56 at the mid-point, with a current range of $3.49 to $3.63 per Share.  FFO per Share for the fourth quarter is now anticipated to be in the range of $0.86 to $1.00, or $0.93 per Share at the mid-point.

FFO per Share for the full year of 2010, excluding the non-cash and non-routine charges related to the redemption of the Series H Preferred Stock and an asset impairment, which combined total $0.21 FFO per Share for the year, is now projected to be in the range of $3.70 to $3.84, with a mid-point of $3.77 per Share.  There are no additional non-cash and non-routine charges projected for the fourth quarter.

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Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.net. MAA will host a conference call to further discuss third quarter results on Friday, November 5, 2010, at 9:15 AM Central Time.  The conference call-in number is 866-793-1342 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 46,269 apartment units, including 428 development units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN  38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning earnings guidance, property acquisitions and dispositions, development opportunities, future growth in the emerging recovery cycle, internal rates of return on our redevelopment program and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to be completed, if at all, on a timely basis;
•	failure of development communities to lease-up as anticipated;
•	inability of a joint venture to perform as expected;
•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;
•	unexpected capital needs;
•	increasing real estate taxes and insurance costs;
•	losses from catastrophes in excess of our insurance coverage;
•	inability to acquire funding through the capital markets;
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the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;

•	changes in interest rate levels, including that of variable rate debt, such as extensively used by us;

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•	loss of hedge accounting treatment for interest rate swaps and interest rate caps;
•	the continuation of the good credit of our interest rate swap and cap providers;
•	inability to meet loan covenants;
•	significant decline in market value of real estate serving as collateral for mortgage obligations;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
•	inability to attract and retain qualified personnel;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes; and
•	litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

MAA	November 4, 2010	9

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Property revenues	$101,198	$94,921	$297,272	$283,020
Management and fee income, net	186	78	477	205
Property operating expenses	(45,140)	(42,137)	(129,343)	(119,354)
Depreciation	(26,466)	(23,913)	(76,489)	(71,316)
Acquisition expenses	(989)	(30)	(1,451)	(139)
Property management expenses	(4,547)	(4,007)	(13,303)	(12,751)
General and administrative	(2,957)	(3,163)	(8,878)	(8,306)
Income from continuing operations before non-operating items	21,285	21,749	68,285	71,359
Interest and other non-property income	217	161	618	309
Interest expense	(13,598)	(14,371)	(41,482)	(43,072)
Loss on debt extinguishment	-	(2)	-	(140)
Amortization of deferred financing costs	(675)	(587)	(1,918)	(1,781)
Asset Impairment	(324)	-	(1,914)	-
Net casualty gain (loss) and other settlement proceeds	350	(109)	979	(253)
Gain on sale of non-depreciable assets	-	1	-	1
Income from continuing operations before loss from real estate joint ventures	7,255	6,842	24,568	26,423
Loss from real estate joint ventures	(282)	(288)	(856)	(640)
Income from continuing operations	6,973	6,554	23,712	25,783
Discontinued operations:
Income from discontinued operations	-	311	-	1,058
Gain (loss) on sales of discontinued operations	-	13	(2)	2,600
Consolidated net income	6,973	6,878	23,710	29,441
Net income attributable to noncontrolling interests	(224)	(260)	(889)	(1,536)
Net income attributable to Mid-America Apartment Communities, Inc.	6,749	6,618	22,821	27,905
Preferred dividend distribution	(629)	(3,216)	(6,549)	(9,649)
Premiums and original issuance costs associated with the redemption of preferred stock	(2,576)	-	(5,149)	-
Net income available for common shareholders	$3,544	$3,402	$11,123	$18,256

Weighted average common shares - Diluted	33,413	28,441	31,140	28,192
Net income per share available for common shareholders - Diluted	$0.11	$0.12	$0.36	$0.64

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income attributable to Mid-America Apartment Communities, Inc.	$6,749	$6,618	$22,821	$27,905
Depreciation of real estate assets	25,950	23,419	74,951	69,832
Net casualty (gain) loss and other settlement proceeds	(350)	109	(979)	253
Gain on sales of discontinued operations	-	(13)	2	(2,600)
Depreciation of real estate assets of real estate joint ventures	512	241	1,384	690
Preferred dividend distribution	(629)	(3,216)	(6,549)	(9,649)
Net income attributable to noncontrolling interests	224	260	889	1,536
Premiums and original issuance costs associated with the redemption of preferred stock	(2,576)	-	(5,149)	-
Funds from operations	29,880	27,418	87,370	87,967
Non-routine items:
Premiums and original issuance costs associated with the redemption of preferred stock	2,576	-	5,149	-
Asset impairment	324	-	1,914	-
Funds from operations before non-routine items	32,780	27,418	94,433	87,967
Recurring capital expenditures	(5,535)	(7,430)	(20,417)	(18,849)
Adjusted funds from operations	$27,245	$19,988	$74,016	$69,118

Weighted average common shares and units - Diluted	35,610	30,837	33,398	30,663

Funds from operations per share and unit - Diluted	$0.84	$0.89	$2.62	$2.87
Funds from operations before non-routine items per share and unit - Diluted	$0.92	$0.89	$2.83	$2.87
Adjusted funds from operations per share and unit - Diluted	$0.77	$0.65	$2.22	$2.25

MAA	November 4, 2010	10

CONSOLIDATED BALANCE SHEETS (in thousands)

	Sept 30, 2010	Dec 31, 2009
Assets
Real estate assets
Land	$270,980	$255,425
Buildings and improvements	2,509,193	2,364,918
Furniture, fixtures and equipment	81,301	73,975
Capital improvements in progress	3,735	10,517
	2,865,209	2,704,835
Accumulated depreciation	(862,662)	(788,260)
	2,002,547	1,916,575
Land held for future development	1,306	1,306
Commercial properties, net	8,163	8,721
Investments in real estate joint ventures	15,571	8,619
Real estate assets, net	2,027,587	1,935,221
Cash and cash equivalents	100,091	13,819
Restricted cash	2,426	561
Deferred financing costs, net	14,329	13,369
Other assets	22,519	19,731
Goodwill	4,106	4,106
Assets held for sale	18,793	19
Total assets	$2,189,851	$1,986,826

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$1,551,203	$1,399,596
Accounts payable	2,099	1,702
Fair market value of interest rate swaps	60,070	51,160
Accrued expenses and other liabilities	80,030	69,528
Security deposits	7,181	8,789
Liabilities associated with assets held for sale	417	23
Total liabilities	1,701,000	1,530,798
Redeemable stock	3,368	2,802
Shareholders' equity
Series H cumulative redeemable preferred stock	-	62
Common stock	338	290
Additional paid-in capital	1,085,697	988,642
Accumulated distributions in excess of net income	(559,610)	(510,993)
Accumulated other comprehensive income	(60,975)	(47,435)
Total Mid-America Apartment Communities, Inc. shareholders' equity	465,450	430,566
Noncontrolling interest	20,033	22,660
Total equity	485,483	453,226
Total liabilities and shareholders' equity	$2,189,851	$1,986,826

SHARE AND UNIT DATA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
NET INCOME SHARES
Weighted average common shares - Basic	33,312	28,364	31,039	28,186
Weighted average common shares - Diluted	33,413	28,441	31,140	28,192
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	35,509	30,760	33,297	30,587
Weighted average common shares and units - Diluted	35,610	30,837	33,398	30,663
PERIOD END SHARES AND UNITS
Common shares at September 30,	33,898	28,836	33,898	28,836
Limited partnership units at September 30,	2,196	2,386	2,196	2,386
Outstanding options at September 30,	19	24	19	24
Unvested shares in share based plans at September 30,	88	99	88	99

MAA	November 4, 2010	11

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.